SOUTHWEST BANCORP, INC.
DECLARES LOWER DIVIDEND IN RESPONSE TO FDIC INDUSTRY-WIDE PLANS

CONTACT: TELEPHONE: RELEASE DATE:	RICK J. GREEN, PRESIDENT & C.E.O. KERBY E. CROWELL, EXECUTIVE VICE PRESIDENT & C.F.O. (405) 372-2230 (800) 727-2230 FRIDAY, MARCH 6, 2009

STILLWATER, OK—Southwest Bancorp, Inc. (NASDAQ:OKSB), parent company of Stillwater National Bank and Trust Company and Bank of Kansas, announces that the board of directors declared a $0.0238 per share cash dividend on common stock for the first quarter of 2009, payable April 1, 2009 to shareholders of record as of March 17, 2009. This represents a decrease from the $0.095 dividend paid for each quarter of 2008.

On February 27, the FDIC issued an interim rule that will impose a 20 basis point emergency special assessment on all insured depository institutions. The assessment is intended to replenish the Deposit Insurance Fund, which has been reduced by the cost of resolving failed banks. The rule also provides for a possible additional emergency assessment on all banks and thrifts of up to 10 basis points in June.

Rick Green, President and Chief Executive Officer, said, “This FDIC special assessment will have a significant effect on the entire banking industry. We estimate that it will cost Southwest $5 million before taxes, and will reduce our after tax bottom line by approximately $3 million.”

“The decision to reduce our first quarter dividend was very difficult, but we determined that it was the most prudent thing to do for Southwest and our shareholders in the face of the FDIC’s industry-wide assessment plans.”

The assessment will not have a significant effect on our capital. Southwest and all of its bank subsidiaries are “well capitalized” for regulatory purposes.

Mr. Green said, “We will monitor the FDIC’s plans carefully, and will set the appropriate dividends for the rest of the year on a quarter by quarter basis.”

Southwest Bancorp, Inc. has paid a dividend every year since it was organized in 1981 and every quarter since it became a public company in 1993. Dividends on common stock are declared at the discretion of the board of directors.

Southwest Bancorp, Inc. is a publicly owned financial holding company with banking subsidiary offices in Oklahoma City, Stillwater, Tulsa, Edmond, and Chickasha, Oklahoma; Dallas, San Antonio, Austin, and Houston, Texas; and Wichita, Kansas City, and Hutchinson, Kansas.

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